Exhibit 10.4

Tom DeCaro
Executive Vice President — Supply Chain

Michaels Stores, Inc.

Fiscal Year 2007
Bonus Plan

Introduction

Your Fiscal Year 2007 Bonus Plan provides you financial incentives for your important contributions to our success.   In your position as Executive Vice President — Supply Chain, you have the potential to earn up to a maximum bonus payout of 100% of your eligible base salary.

Bonus Measures

Your bonus plan is based on the overall company performance, your personal performance, and your business unit performance (where applicable):

Fiscal Year 2007 Bonus Plan Measures, Definitions and Targets

Plan Measure	Measure Definition	Weight	Threshold Performance	Target Performance (PLAN)	Maximum Performance
Corporate Financial Performance: Michaels Stores Inc. EBITDA minus Inventory Charge *	Total Company Sales, Less Cost of Goods Sold, Less Selling, General and Administrative Expenses, Plus Depreciation and Amortization, Less Average Monthly Inventory Times %	50%	$	$	$
Your Performance	Your FY 2007 Performance Appraisal Rating	25%	Mixed Performance	Solid Performance	Exceeds Expectations
Supply Chain Network Expense Ratio %	Total Company Freight, Plus Distribution Center Expenses, Plus Supply Chain Corporate Expenses, Divided by Total Supply Chain Volume (receipts plus shipments) Excludes Fuel Surcharge	15%	% (104.0% of PLAN)%		% (96.0% of PLAN)
Buyer Contribution $ minus Inventory Charge	Scan Margin Plus Entitlements, Less Average Monthly Inventory Times %	10%	$ (96.0% of PLAN)	$	$ (102.0% of PLAN)

*                    May exclude additional charges as approved by the Compensation Committee of the Board of Directors

EBITDA

EBITDA (“ee-bid-dah”) is short for “Earnings Before Interest, Taxes, Depreciation and Amortization”.   It is a measure that indicates the Company’s operating profitability before non-operating expenses and non-cash charges, calculated by taking operating income and adding back depreciation and amortization expenses.  Amortization refers to spreading an intangible asset’s value over that asset’s useful life.  An example of an intangible asset would be leasehold improvements (changes we make to a store location to make the building setup consistent with a Michaels store layout). Depreciation, on the other hand, refers to the spreading of a tangible asset’s cost over that asset’s life, such as store fixtures or computer equipment.

EBITDA is intended to be a measure that is much more closely linked to the cash flow that the business generates from its operations — a measure of the profit and loss statement (P&L) based on the cash we take in each day (sales), less the ongoing cash we are spending (cost of sales and expenses).

EBITDA minus Inventory Charge

The inventory charge is much like an “interest charge” to cover the cost of buying and holding inventory, and is subtracted from the EBITDA number.

Minimum Company Performance Threshold

Before any Business Unit or Individual Performance portion can be earned, the actual results of the Corporate Financial Performance measure (Michaels Stores Inc. EBITDA minus inventory charge) must meet or exceed a minimum level of performance (“Threshold”).  For Fiscal Year 2007, the Threshold level is $            .

Performance Levels and Bonus Payouts

For all company, business unit, and individual performance bonus plan measures, there are four major performance levels:  Below Threshold, Threshold, Target and Maximum.  Bonus payout percentages will be based upon the achieved level of performance for each of your bonus plan measures.  To determine the actual payout percent, each bonus measure’s performance must be calculated (percent achieved between Threshold and Target, or Target and Maximum), weighted, multiplied by the eligible base salary as of February 2, 2008, and adjusted for any applicable proration.  If you change positions during the year, resulting in a change in bonus plan, your base salary prior to your transfer will be used as the eligible base salary for your former position. The performance of each bonus measure is evaluated independently, and the achieved bonus percentage for each measure is added together to arrive at the percentage of total bonus achieved.

Personal Bonus Calculation Worksheet - Tom DeCaro

Threshold Bonus: 15%	Target Bonus: 50%	Maximum Bonus: 100%

Measure	Weight	Threshold Bonus%	Target Bonus%	Maximum Bonus%

MSI EBITDA minus inventory charge	50%	7.50%	25.00%	50.00%
Your Performance (FY 07 Performance Rating)	25%	6.25%	12.50%	25.00%
Supply Chain Network Expense Ratio %	10%	1.50%	5.00%	10.00%
Buyer Contribution $ minus Inventory Charge	15%	2.25%	7.50%	15.00%

Scaling of Payout Percentage

When performance falls at any point between the threshold and maximum goals, your bonus payout will be scaled according to the performance above or below the target goal.  The amount of bonus is scaled to the nearest hundredth of a percent when comparing plan to actual results.  All calculations will be rounded to the nearest hundredth.  The Individual Performance portion of the bonus has four bonus payout levels based upon the Annual FY 2007 Performance Appraisal Rating and has no scaling applied.   (Needs Development Performance Rating equals zero bonus for the performance component).

Bonus Scaling Formulas

The following formulas illustrate how bonus scaling is applied in calculating the Actual Bonus percentages achieved for the corporate financial measure and any business unit measure:

Scenario 1: Actual performance is above target goal:

Scenario 2: Actual performance is below target goal:

Note: Wtd = Weighted; PLAN = Target

Eligibility

To be eligible for a bonus under the Fiscal Year 2007 Bonus Plan, the associate must meet all of the eligibility factors:

1.               Must be in a bonus eligible position during Fiscal Year 2007.  The Fiscal Year begins on February 4, 2007, and concludes on February 2, 2008.  If an associate is not employed in a bonus eligible position at the beginning of the fiscal year, but assumes a bonus eligible position during the fiscal year, he/she will be eligible to earn a prorated bonus based upon the number of full months that he/she was in the bonus eligible position.  Individuals who assume a bonus eligible position on or before the 15th of the month will receive credit for that entire month.  Individuals who assume such a position after the 15th will not receive credit for that month.  Individuals who change positions during the fiscal year will receive credit for bonus calculation purposes based upon the bonus level of the position he/she is in on the 15th of the month, in accordance with the bonus plan for the credited position (see #5).

2.               An associate must be hired in a bonus eligible position on or before November 15, 2007.

3.               An associate must have worked for at least three months in a bonus eligible position in Fiscal Year 2007.

4.               An associate must be employed in a bonus eligible position at the end of the fiscal year, February 2, 2008, in order to be eligible to receive a bonus.  All bonus payments payable under this Bonus Plan will normally occur between April 1st and April 30th, following the end of the fiscal year, provided that all eligibility criteria as set forth in this bonus plan document are met.  Bonus eligible positions are defined as any regular full-time or regular part-time associates in one of the following store or corporate positions:

Store Positions	Corporate Positions
Store Manager and Assistant Manager	Corporate Manager through Executive Committee Member (Includes Artistree and Specialty Businesses)
Distribution Center Coach, Manager, Assistant General Manager and General Manager

Note: Temporary employees and independent contractors are not bonus eligible positions.

5.               If an associate is promoted or changes position during the fiscal year, the associate may be eligible for bonus earnings calculated using the number of full months (see #1) in each position, the respective base salaries, and the applicable target bonus amount(s).

6.               An associate is not eligible for a bonus under this Bonus Plan if the associate received a Performance Improvement Plan during Fiscal Year 2007 and the associate remains on the Performance Improvement Plan at the time of bonus payout (check date).

How a Bonus is Earned

In order to earn a bonus under this Fiscal Year 2007 Bonus Plan, the associate must first satisfy all of the requirements in the Eligibility section of the Bonus Plan.  In addition, and to the extent allowed by applicable law, the associate will not earn, and no bonus will be paid, unless the associate is employed in a bonus eligible position at the end of the fiscal year, February 2, 2008.

To the extent allowed by law, Michaels Stores, Inc. reserves the right to change or cancel any portion(s) of this Bonus Plan for any reason in accordance with federal, state and local laws. This Bonus Plan does not constitute a contract or other agreement concerning the duration of any associate’s employment. To the extent allowed by law, the employment relationship remains “at will” and may be terminated at any time, with or without cause.  This Bonus Plan shall be administered by the Compensation Committee of the Board of Directors, in its sole discretion.